EXHIBIT 10.10

Personal Employment Agreement

This Personal Employment Agreement (the “Agreement”) is entered as of this 1st day of July, 2007 (the “Effective Date”), by and between Medgenics, Inc., a company organized under the laws of the State of Delaware, USA (“Medgenics”), its wholly owned Israeli subsidiary, Medgenics Medical Israel, Ltd., a company organized under the laws of the State of Israel (the “Company”), having its principal office at Hanapach 12, Karmiel 20101, Israel and Phyllis Bellin of Shorashim, Israel (Israeli I.D. No. 13009873) (the “Employee”).

WITNESSETH

WHEREAS,
the Company was established for the purpose of engaging in the research and development, production and sale of products and/or services in the areas of life sciences, biotechnology and/or medical devices; and

WHEREAS,	Medgenics was established for the purposes of holding all of the entire issued capital stock of the Company; and

WHEREAS,	the Employee has been employed by the Company since November 1, 2005 (the “start date”) and the parties now desire to formalize the terms of such employment pursuant to the terms of this Agreement;

WHEREAS,
the parties desire that the Employee continue to serve in the capacity of Director of Finance and Administration of both Medgenics and the Company, all on the terms and conditions set forth herein; and

WHEREAS,	and the Employee represents that she has the requisite skill and knowledge to serve as such; and

NOW THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Appointment; Position – Director of Finance and Administration

The Employee shall serve as Director of Finance and Administration each of the Company and Medgenics and, in such capacity, the Employee shall be subject to the direction and control of the Chief Executive Office (“CEO”) and the Board of Directors of Medgenics (the “Board”)..

2.	Position

During the term of this Agreement:

2.1
The Employee shall be employed on a full-time basis and shall faithfully, honestly, diligently and with due skill, care and attention devote her entire business time, attention, skills and efforts to the performance of her duties and responsibilities under this Agreement and the business and affairs of the Company. The Employee may not be employed by or provide services to any other entity, nor engage directly or indirectly in any other work or business, without the prior, express, written permission of the Company.

The Employee shall be responsible for finance and administration. The Employee’s areas of activity shall include:

a)	Managing accounting, banking relationships, budget, cashflow reporting, control, OCS reporting, payroll, insurance;

b)	outside contracts, Board relations, strategic planning, facilities, payroll; and

c)	website, investor materials.

2.3
The duties, responsibilities, authority and position of the Employee and the organizational structures implicit in them may be changed by the Company from time to time, as it deems necessary, and reasonable efforts to work with and accommodate the Employee with such changes will be made; however, the Company retains the right of sole discretion to make such changes.

2.4
The Employee acknowledges hereby that the terms of her employment, the circumstances thereof, and the nature of her work require an unusual amount of personal trust as set out in the law governing Hours of Employment and Rest Law; 5711-1951, and therefore said law shall not apply to her employment with the Company.

2.5
The Employee’s weekly day of rest shall be Saturday. The Employee shall not perform any work on the Jewish Sabbath (beginning Friday evening) or Jewish holidays unless authorized to do so by the Company in advance.

2.6
The Employee undertakes to notify the Company, immediately and without delay, of any interest or matter in respect of which she may have a personal interest or is likely to create a conflict of interest with her role in the Company.

3.	Place of Work

In connection with the Employee’s employment by the Company, the Employee shall be based at the current principal offices of the Company in Israel, or at such other place as is otherwise appropriate to the functions being performed by the Company.   The Employee acknowledges that the performance of her duties hereunder may require domestic or international travel.

4.	Salary

4.1
The Company shall pay the Employee as compensation for the employment services hereunder a monthly gross salary (“bruto”) of $9,000 per month (payable on the ninth day of each month), during the term of the Employee’s engagement hereunder (the “Salary”), subject to all applicable statutory deductions.

4.2
The Salary and additional benefits to which the Employee shall be entitled hereunder (including bonuses) shall be reviewed by the CEO on an annual basis; and, if in the CEO’s discretion the circumstances justify the same, the Employee’s Salary shall be adjusted and/or additional benefits shall be granted to the Employee hereunder.

4.3
Potential Bonus Related to Achievement of Company Goals. The Employee shall be eligible to receive an annual cash bonus with respect to each 12-month period commencing the Effective Date during the Term of up to $10,000 on an annualized basis, as determined by the Board, in its sole discretion, which shall be based upon corporate and personal performance criteria as established by the CEO and the Board (the “Goal Bonus”). If awarded, the Goal Bonus shall be payable within ninety (90) days after the end of the 12-month period to which it relates, or earlier if the CEO and Board so agree. The performance criteria for the Goal Bonus for the period to June 30, 2008 is set forth on Exhibit A attached hereto.

4.4
Potential Bonus Related to Team Leadership. The Employee shall be eligible to receive an annual cash bonus with respect to each 12-month period commencing the Effective Date during the Term of up to $5,000 on an annualized basis, as determined by the Board, in its sole discretion, which shall be based upon personal and team leadership performance criteria as established by the CEO and the Board (the “Team Leadership Bonus”). If awarded, the Team Leadership Bonus shall be payable within ninety (90) days after the end of the 12-month period to which it relates. The criteria for the Team Leadership Bonus for the period to June 30, 2008 is set forth on Exhibit B attached hereto.

5.	Social Insurance and Benefits

5.1
The Company shall insure the Employee under an accepted “Manager’s Insurance Scheme” and/or a comprehensive financial arrangement, at the election of the Employee, including insurance in the event of illness or loss of capacity for work (hereinafter referred to as the “Managers Insurance”) as follows: (a) the Company shall pay an amount equal to 5% of the Employee’s Salary towards the Managers Insurance for the Employee’s benefit and shall deduct 5% from the Employee’s Salary and pay such amount towards the Managers Insurance for the Employee’s benefit (the various components of the Managers Insurance shall be fixed at the discretion of the Employee); (b) the Company shall pay up to 2.5% of the Employee’s Salary towards disability insurance; and (c) the Company shall pay an amount equal to 8 1/3% of the Employee’s Salary towards a fund for severance compensation which shall be payable to the Employee upon severance, but subject to the provisions of section 7.3.

5.2
The Company shall pay the full salary of the Employee, including insurance, social benefits and fringe benefits, during the period of the Employee’s military reserve service. National Insurance Institute transfers in connection with such military reserve duty shall be retained by the Company.

5.3
The Company and the Employee shall open and maintain a Keren Hishtalmut Fund. The Company shall contribute to such Fund an amount equal to 7.5% of each monthly Salary payment, but not more than the amount for which the Employee is exempt from tax payment, and the Employee shall contribute to such Fund an amount equal to 2-1/2% of each monthly Salary payment. The Employee hereby instructs the Company to transfer to such Fund the amount of the Employee’s and the Company’s contribution from each monthly Salary payment.

6.	Additional Benefits

6.1
The Employee shall be entitled to be reimbursed for all normal, usual and necessary actual business expenses arising out of travel, lodging, meals and entertainment whether in Israel or abroad, provided Employee provides proper documentation and provided further that such business expenses are within an expense policy approved by the CEO of the Company.

6.2	The Employee shall be entitled to (cumulative) paid vacations of 22 days per year.

6.3	Employee shall be entitled to sick leave and Recreation Pay (Dmei Havra-ah) according to applicable law.

6.4
The Employee will be entitled at the Company’s expense to the use of a company car, of a type and under other conditions to be determined by the Company. For avoidance of doubt, all income taxes associated with such car’s “value equivalent” for tax purposes (the value of the car usage as determined by the tax authorities) shall be borne by the Employee and deducted from the salary. Employee shall at all times comply with any Company rules with respect to the use of the company vehicle. Any driving and/or parking fines incurred while the vehicle was provided for the use of the Employee shall be the sole responsibility of the Employee, and Employee hereby empowers the Company to sign any documents necessary to formally assign any such fines and/or tickets to Employee’s name.

6.5
The parties acknowledge that the Employee has previously been granted options to purchase 48,850 shares of common stock of Medgenics at an exercise price of $1.516 per share, all pursuant to the terms of an option grant agreement entered into between Medgenics and the Employee. Subject to Admission occurring prior to December 31, 2007 and the approval of the stockholders of Medgenics’ approval of an expansion of Medgenics’ 2006 Stock Option Plan, Medgenics agrees to grant to the Employee options to purchase 22,858 shares of common stock of Medgenics at an exercise price equal to the share price upon Admission. Such new options shall be subject to vesting over a four-year period and shall be pursuant to the terms and conditions of the applicable stock option plan and pursuant to the standard form of option agreement which Medgenics uses.

6.6
Any tax liability in connection with the options (including with respect to the grant, exercise, sale of the options or the shares receivable upon their exercise) shall be borne solely by the Employee.

7.	Term and Termination

7.1	This Agreement shall commence as of the Effective Date and shall continue unless this Agreement is terminated as hereafter provided.

7.2
The Company may terminate this Agreement and the employment relationship hereunder at its discretion and at any time by giving Employee 3 (three) months prior written notice (the “Notice Period”). The Employee may terminate this Agreement and the employment relationship hereunder at her discretion and at any time by giving the Company 3 (three) months prior written notice (also the “Notice Period”).

In the event of termination of employment by the Company, the Company may, at its discretion, determine that the Employee’s employment shall cease immediately or at any time prior to expiration of the Notice Period, and in such event the Company shall pay the Employee an amount equal to the salary which would have been paid during the remaining prior Notice Period.

7.3
Termination With Cause – The Company may terminate the Employee’s employment effective immediately upon delivery of written notice for cause. For purposes of this Agreement, termination for “cause” shall mean and include: (a) conviction of a felony involving moral turpitude or affecting the Company, Medgenics or its subsidiaries; (b) any refusal to carry out a reasonable directive of her CEO or such other officer appointed by the CEO which involves the business of the Company, Medgenics or its subsidiaries and was capable of being lawfully performed; (c) embezzlement of funds of the Company, Medgenics or its subsidiaries; (d) any breach of the Employee’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith); (e) any breach of this Agreement by the Employee; (f) any conduct (other than in good faith) materially detrimental to the Company, including, but not limited to, sexual harassment and violence. If the employment of the Employee is terminated for cause, then the Employee shall only be entitled to: severance pay in the amount required by law, if required; and that portion of the policy that was contributed to by the Employee.

7.4
Termination Upon Death or Disability - The Company may terminate the Employee’s employment effective immediately upon delivery of written notice upon the death of the Employee or after having established the Employee’s disability. For purposes of this Agreement, “disability” means a physical or mental infirmity that impairs the Employee’s ability to substantially perform her duties under the Agreement that continues for a period of at least ninety (90) consecutive days.

7.5
During the period following notice of termination by either the Employee or the Company, the Employee shall cooperate with the Company and use her best efforts to assist in the integration into the Company’s organization the person or persons who will assume the Employee’s responsibilities.

7.6
During any applicable Notice Period this Agreement shall remain in full force and effect and there shall be no change in the Employee’s position with the Company or any obligations hereunder, unless otherwise determined by the Company in a written notice to Employee.

8.	Proprietary Information

8.1
The Employee acknowledges and agrees that he will have access to information whether or not proprietary or protected, or capable of protection, by intellectual property rights concerning (a) the business, financial, marketing and technical activities of each of Medgenics and the Company and any other company from time to time within the same group of companies (the “Group”) (including without limitation, accounts, financial information, operating statistics, production and marketing records, forecasts, analyses, compilations and studies, notes, contacts and personnel data, information or opinions as to the affairs of the companies within the Group) and (b) scientific, medical, regulatory information, including regarding product research and development, including without limitation, designs, plans, formulae, know-how, development, regulatory production, and other scientific and technical techniques used by or known to companies within the Group and (c) Medgenics’, the Company’s and/or the Group’s banking, investments, investors, properties, employees, marketing plans, customers, trade secrets, test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be deemed to be and is referred to as “Information”.

8.2
Information shall be deemed to include any and all proprietary information disclosed by or on behalf of Medgenics, the Company and/or the Group and irrespective of form, but excluding information that (a) was known to the Employee prior to her association with the Company and can be so proven; (b) shall have appeared in any printed publication or patent or shall have otherwise become a part of the public knowledge except as a result of a breach of this Agreement by the Employee; or (c) shall have been received by the Employee from a third party having no obligation of confidentiality to any company within the Group.

8.3
The Employee agrees and declares that all Information, patents and other rights in connection therewith shall be the sole property of the Group (or its applicable member) and its assigns. At all times, both during her engagement by the Company and after its termination, the Employee will keep in confidence and trust all Information, and the Employee will not use or disclose any Information or anything relating to it without the written consent of the Company, except during the term of this Agreement as may be necessary in the ordinary course of performing the Employee’s duties hereunder and in the best interests of the Group.

8.4
Upon termination of her employment with the Company, the Employee will promptly deliver to the Company or to another company within the Group all documents and materials of any nature pertaining to her work with Medgenics and/or companies within the Group, and she will not take with her any documents or materials or copies thereof containing any Information.

8.5
The Employee recognizes that Medgenics and/or companies within the Group received and will receive confidential or proprietary information from third parties subject to a duty on Medgenics and/or the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during her employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust, and she will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform her duties as an employee of the Company during the term of this Agreement and consistent with Medgenics’ and/or companies within the Group’s agreement with such third party. Upon termination of her employment with Medgenics or the Company, Employee shall act with respect to such information as set forth in Section 8.4, mutatis mutandis.

8.6	The Employee’s undertakings in this Section 8 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

9.	Disclosure and Assignment of Inventions

9.1
The Employee understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of her employment with the Company, she is expected to make new contributions to and create inventions of value for the Company. Employee agrees to share with the Company all her knowledge and experience, provided however that Employee shall not disclose to the Company any information which Employee has prior to the date hereof or (if after) with the prior approval of the CEO undertaken to third parties to keep confidential

9.2
As of the Effective Date of this Agreement, the Employee undertakes and covenants that she will promptly and fully disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, related, directly or indirectly, to the Company’s business or current or anticipated research and development, whether or not patentable, copyrightable or protectible as trade secrets, that are made or conceived or first reduced to practice or created by her, either alone or jointly with others, during the period of her employment, whether or not in the course of her employment (“Company Inventions”).

9.3	The Employee agrees that all Company Inventions will be the sole and exclusive property of the Company.

9.4
Entirely without prejudice of the foregoing, the Employee hereby irrevocably transfers and assigns to the Company (including any future rights): (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (b) to the extent permissible by law any and all “Moral Rights” (as defined below) that she may have in or with respect to any Company Invention. She also hereby forever waives and agrees never to assert any and all Moral Rights she may have in or with respect to any Company Invention, even after termination of her work on behalf of the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to her honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”. The Employee will not file any patent applications for Company Inventions other than in the name of the Company (other than such patent applications which are required by law to be filed by such Employee but which shall immediately thereafter be assigned for no or nominal consideration to the Company).

9.5
The Employee agrees to assist the Company in every proper way to obtain and enforce for Medgenics and/or the Company, as the case may be, patents, copyrights, mask work rights, and other legal protections for the Company’s Inventions in any and all countries. He will execute any documents that Medgenics or the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Her obligations under this Section 9.5 will continue beyond the termination of her employment with the Company, provided that the Company will compensate her at a reasonable rate after such termination for time or expenses actually spent by her at the Company’s request on such assistance. The Employee hereby irrevocably appoints the CEO of the Company as her attorney-in-fact to execute documents on her behalf for this purpose.

9.6	The Employee’s undertakings in this Section 9 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

10.	Non-Competition

10.1
The Employee agrees and undertakes that she will not, so long as she is employed by the Company and for a period of 12 months following termination of her employment for whatever reason (the “Covenant Period”), directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with products or services offered or reasonably anticipated to be offered or under active research and development by Medgenics or the Company; provided, however, that the Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent of any class of stock or securities of such company, so long as she has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

10.2
The Employee agrees and undertakes that during the Covenant Period, she will not, directly or indirectly, including personally or in any business in which she is an officer, director or shareholder, for any purpose or in any place:

(a)
employ any person employed by the Company or retained by Medgenics or the Company as a consultant on the date of Employee’s termination of her employment with the Company or during the preceding five months; or

(b)
seek to entice away from the Company or interfere with the relationship or the terms of business applying between the Company and any customer, supplier, collaborator or licensor of any intellectual property rights to Medgenics’ or the Company with which the Employee dealt within six months of Employee’s termination of her employment with the Company.

10.3
If any one or more of the terms contained in this Section 10 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term or scope shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

10.4	The Employee’s undertakings in this Section 10 shall remain in full force and affect after termination of this Agreement or any renewal thereof.

11.	Rights Upon Termination

Upon termination of this Agreement by the Company for any reason whatsoever other than by death, disability or justifiable cause, as defined herein, the Employee shall be entitled to the payment of her full salary, including insurance and social benefits as set for in Sections 4-6 above, during a period of 6 months if her employment is terminated with the first 12 months of the beginning of the Start Date, and an additional month for each 12 months of employment thereafter. Any severance amounts required to be paid under applicable law shall be applied against amounts payable as severance under the preceding sentence such that the Employee shall not receive, from any source, in excess of her full salary, including insurance and social benefits, for the applicable severance period- Upon a termination by the Company for death, disability or justifiable cause or a termination by the Employee, the Employee shall not be entitled to receive any severance or other amounts, except such severance as required under applicable law, the severance fund maintained up to the date of termination pursuant to Section 5.1 and such payouts on life and disability insurance policies (including the life and disability amounts referenced in Section 5.1).

12.	Mutual Representations

12.1
The Employee represents and warrants to Medgenics and the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (a) will not constitute a default under or conflict with any agreement or other instrument to which she is a party or by which she is bound, and (b) do not require the consent of any person or entity.

12.2
The Company represents and warrants to the Employee that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (a) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound, and (b) do not require the consent of any person or entity.

12.3
Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

13.	Notice; Addresses

13.1	The addresses of the parties for purposes of this Agreement shall be the addresses set forth above, or any other address which shall be provided by due notice.

13.2
All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: if sent by registered mail, as aforesaid, three business days from the date of mailing; if delivered by hand, upon actual delivery or proffer of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by facsimile or other electronic mail shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.

14.	Miscellaneous

14.1	The preamble to this Agreement constitutes an integral part hereof.

14.2	Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

14.3
The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

14.4
No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

14.5
Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

14.6
This Agreement is personal and non-assignable by the Employee. It shall inure to the benefit of any corporation or other entity with which Medgenics or the Company shall merge or consolidate or to which Medgenics or the Company shall lease or sell all or substantially all of its assets, and may be assigned by Medgenics or the Company to any affiliate of Medgenics or the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of Medgenics or the Company, as the case may be, hereunder, but such assignment and assumption shall not serve as a release of Medgenics or the Company.

14.7	The Employee is obligated to keep all the terms and covenants of this Agreement under strict confidentiality.

14.8
This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all negotiations, undertakings, agreements, representations or warranties, whether oral or written, by any officer, employee or representative of Medgenics or the Company or any party thereto; and any prior agreement of the parties hereto or of the Employee and Medgenics and/or the Company in respect of the subject matter contained herein is hereby terminated and cancelled. Any modification to the Agreement can only be made in writing, signed by the Employee and the CEO, with the approval of the Board.

14.9
It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement and that the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable Tel-Aviv court.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first above written.

/s/ Andrew Pearlman	/s/ Phyllis K. Bellin
MEDGENICS MEDICAL ISRAEL, LTD.	Phyllis K. Bellin
By: Dr. Andrew L. Pearlman, CEO

/s/ Andrew Pearlman
MEDGENICS, INC.
By: Dr. Andrew L. Pearlman, CEO

EXHIBIT A

Goal Bonus Criteria Through June 30, 2008

The total Goal Bonus of $10,000 shall be allocated to the achievement of the following by June 30, 2008:

1.	50% for Listing on AIM Exchange

2.	10% for Move to new facilities:

3.	30% for implementing agreed AIM compatible governance procedures: adoption of ethics and other standards, implementation of updated accounting and budget controls, file and office organization,

4.	10% for expansion of Staff

EXHIBIT B

Team Leadership Bonus Criteria for the period from the Effective Date through June 30, 2008

The CEO and the Board will evaluate the Employee’s performance from the Effective Date through June 30, 2008 and the Team Leadership Bonus of $5,000 will be awarded based on the overall average score (as determined by the CEO and the Board) earned by Employee in the areas listed below.

5 (exceeds expectations) =	110% bonus
4 (very good) =	100% bonus
3 (OK) =	80% bonus
2 (needs improvement) =	50% bonus
1 (seriously deficient) =	20% bonus

1.
Teamwork: Helping to organize and maintain a team spirit, with good communication, and fruitful cooperation among the team — both in Employee’s own area of responsibility and with other parts of the organization — and put team success ahead of Employee’s own personal ambitions/parochial objectives

2.
Proactive orientation: Having eyes always open to optimize the plan, to seize opportunities to achieve goals, to spot ways to avoid problems and delays, and to prevent mistakes or minimize downside if unavoidable.

3.	Advocate for Company/strategy: vigorous supporter of the Company, its leadership, its technology, its strategy, speaking both internally and externally to enhance support

4.	Energy: Devoting vigorous effort, dedication, and great energy to the tasks

5.
Courage: Confronting and deal with thorny or uncomfortable issues that need to be dealt, to make “out of the box” proposals that will have a positive impact on company timelines AND quality of the work product

6.
Improvisation/creative problem-solving: Finding ways around or through a “no” and not accept it as an answer, to seek ways to move up schedules by suppliers and by the Company; Engineer and optimize the GANTT and its execution on an ongoing basis, to achieve goals earlier and better

7.
Transparency — Admitting when there are difficulties, problems or mistakes so there are no “unpleasant surprises” or embarrassments and so other colleagues can weigh in and collaborate in problem solving

8.
Business acumen — Understanding the impact of Employee’s decisions on business as well as scientific success and understands “big picture” implications of actions, communication and decisions on business success and strategy execution

9.	Continuous learning — Willing to challenge self and keep stretching/learning, look for new methods/techniques

10.	Data-driven decision-making — Striving to make decisions based on factual assessments of impact on goals, not solely on conjecture or “gut feeling”, and not on ego